EXHIBIT 99.1
Financial Contact:      James S. Gulmi (615) 367-8325
Media Contact:           Claire S. McCall (615) 367-8283
DENNIS NAMED CHAIRMAN OF GENESCO INC.
EFFECTIVE APRIL 1
NASHVILLE, Tenn., Feb. 25, 2010 — Genesco Inc. (NYSE: GCO) announced today that Robert J. Dennis, president and chief executive officer, has been named to the additional office of chairman, effective April 1, 2010. Mr. Dennis will succeed Hal N. Pennington as chairman, implementing the final step of a transition plan inaugurated in 2005, when Mr. Dennis was named chief operating officer of the Company. Mr. Pennington also announced that he will retire from Genesco’s board of directors in June 2010, at the conclusion of his current term. Consistent with the original transition plan, he will remain employed by the Company as a consultant to the chief executive officer and the board of directors through March 31, 2011.
     Mr. Dennis said, “Hal Pennington has served Genesco with unsurpassed skill and dedication for more than 48 years. I am honored to follow him as chairman of a company for whose current strength he deserves much credit, and I look forward to continuing to draw on his experience and insight in the year ahead.”
     Mr. Pennington said, “It is deeply satisfying to be able to enter the final phase of our transition plan at a time when the Company is financially healthy and strategically well-positioned. Having worked with Bob Dennis and the rest of the talented and highly motivated management team at Genesco throughout the transition, I have tremendous confidence in the future of the Company.”
     Genesco Inc. is a leading retailer of branded footwear and of licensed and branded headwear with more than 2,240 retail footwear and headwear stores throughout the United States, Puerto Rico and Canada. Stores operate principally under the names Journeys, Journeys Kidz, Shi by Journeys, Underground Station, Johnston & Murphy, Lids, Hat World, Hat Shack, Head Quarters, Sports Fan-Attic, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com,

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www.johnstonmurphy.com, www.dockersshoes.com, www.lids.com, and www.lids.ca. Genesco operates its team dealer businesses Impact Sports and Great Plains Sports under its Hat World division. The Company also designs, sources, markets and distributes footwear under its own Johnston & Murphy brand, under the licensed Dockers brand, and under certain other licensed brands.

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